                                                                    EXHIBIT 4.4

                           INDEMNITY ESCROW AGREEMENT

    This Indemnity Escrow Agreement (the "Agreement") is entered into this 1st day of July, 1997, by and among Page America Group, Inc., a New York corporation, Page America of New York, Inc., a New York corporation, Page America of Illinois, Inc., an Illinois corporation, Page America Communications of Indiana, Inc., an Indiana corporation, Page America of Pennsylvania, Inc., a Pennsylvania corporation (collectively, the "Sellers" and each individually a "Seller"), Metrocall, Inc., a Delaware corporation (the "Buyer"), and First Union National Bank of Virginia (the "Escrow Agent").

                                    RECITALS

    WHEREAS, Sellers and Buyer executed an Amended and Restated Asset Purchase Agreement, dated as of January 30, 1997 and amended as of March 28, 1997 (the "Purchase Agreement"), pursuant to which Sellers agreed to sell and Buyer agreed to buy all of Sellers' Assets upon the terms and conditions set forth in the Purchase Agreement; and

    WHEREAS, pursuant to the Purchase Agreement, Sellers and Buyer have agreed to place a portion of the purchase price for the Assets consisting of Metrocall Common Stock having a Share Value (as defined in Section 4.1(a)(iv) of the Purchase Agreement) of Four Million Dollars ($4,000,000) (the "Escrow Shares") in an escrow account ("Indemnity Escrow Account") as hereinafter described; and

    WHEREAS, the Escrow Agent is an unrelated third party and has agreed to act as Escrow Agent for the Indemnity Escrow Account pursuant to this Agreement.

    NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein, including those described above, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

    1. Definitions. Capitalized terms not otherwise defined in this Agreement shall have the meanings given them in the Purchase Agreement.

    2. Purpose of the Indemnity Escrow Account. The Indemnity Escrow Account is being established to satisfy, at least in part, any indemnification claims made by Buyer against Sellers pursuant to Section 11.1 of the Purchase Agreement.

    3. Delivery of the Indemnity Escrow Account to the Escrow Agent. Concurrently with the Closing and following the execution of this Agreement, Buyer will, in accordance with Section 4.1(b)(ii) of the Purchase Agreement, deliver the Escrow Shares to the Escrow Agent for deposit in the Indemnity Escrow Account. The Escrow Shares will be registered in the name of





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the Escrow Agent, as Escrow Agent under this Agreement.  The Escrow Shares will be voted as directed by Sellers.

    4. Maintenance of the Indemnity Escrow Account. Upon receipt of the property specified in Paragraph 3, the Escrow Agent shall maintain such property in the Indemnity Escrow Account and, during the term of this Agreement, the Escrow Agent agrees to hold such property and any accumulated income thereon in the Indemnity Escrow Account in escrow, to invest any income thereon in Permitted Investments and to disburse amounts in the Indemnity Escrow Account (including any income) in accordance with Paragraphs 5 and 6 of this Agreement. As used herein, the term "Permitted Investments" shall mean
(a) United States Treasury Obligations having a term to maturity of no more than 180 days, (b) money market bank accounts and mutual funds, provided that the amount invested in money market bank accounts and mutual funds shall not exceed $10,000 and (c) any other investment approved by Sellers and Buyer in writing.

    5.  Claims Against and Disbursements from the Indemnity Escrow Account.

    (a) Claims Procedure. To make a claim against the Indemnity Escrow Account, Buyer shall submit a written notice ("Notice") to the Escrow Agent which sets forth a representation that Buyer or any other person indemnified under Section 11.1 of the Purchase Agreement ("Claimant" or "Claimants") has incurred an indemnifiable loss, liability, claim, damage or expense ("Loss") or there has been a claim asserted against Buyer that could result in a Loss, which Notice shall include information regarding (A) the type of Losses for which indemnification is sought under Section 11.1 of the Purchase Agreement, and (B) the dollar amount of such Losses, or, if the amount of such Loss cannot be quantified, a good faith estimate of the Loss. Such Notice shall be include a certificate of Buyer that Claimant has complied with any applicable provisions of the Purchase Agreement regarding such Losses. Buyer shall also therein verify that a copy of such Notice has been sent to Sellers.

    (b) Disbursements. Following receipt of the Notice, the Escrow Agent shall release to Buyer, from the Indemnity Escrow Account, on the first (1st) business day following the fourteenth (14th) day after the Escrow Agent's receipt of the Notice, that number of Escrow Shares having an aggregate Share Value equal to the amount of any Losses claimed in the Notice; provided, however, that the Escrow Agent shall not make any disbursements as provided herein if the Escrow Agent receives an objection ("Notice of Objection") in writing, signed by each of the Sellers, within the relevant period, accompanied by a certificate from each of the Sellers that Sellers have sent a copy of such Notice of Objection to Buyer.

    If a Notice of Objection is sent, Buyer and Sellers shall negotiate in good faith to resolve the objection set forth in the Notice of Objection. If Buyer and Sellers resolve the objection, they shall sign and deliver to the Escrow Agent a notice (the "Joint Notice") to such effect indicating the amount, if any, of the resolved claim and the Escrow Agent shall, within two





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(2) business days of receipt of the Joint Notice, release that number of Escrow
Shares having an aggregate Share Value equal to such amount from the Indemnity Escrow Account to the Buyer.

    If Buyer and Sellers are unable to resolve the objection through negotiation, the Escrow Agent shall make a disbursement from the Indemnity Escrow Account only upon receipt of a judgment of a court of competent jurisdiction directing disbursement, together with a certification of Buyer that such judgment is final and non-appealable. The Escrow Agent shall, within two (2) business days of receipt of the order, release Escrow Shares in the Indemnity Escrow Account as directed by the judgment. For purposes of calculating the number of Escrow Shares to be released in payment of any losses, the parties agree that such shares shall be valued at the Share Value.

    6. Delivery of the Indemnity Escrow Account to Sellers. The Escrow Agent shall deliver to Sellers on April 1, 1998, all remaining property (including accumulated income) in the Indemnity Escrow Account in excess of Escrow Shares having an aggregate Share Value equal to the sum of (a) the amount of any Losses (including estimates) claimed in Notices delivered prior to the close of business on March 31, 1998 which have not been paid by the Escrow Agent plus
(b) the amount of any Losses (including estimates) claimed in Notices which are the subject of a dispute pursuant to Notices of Objection as of such date.

     7.  Escrow Agent.

    (a) Sellers and Buyer hereby appoint the Escrow Agent and the Escrow Agent agrees to serve as Escrow Agent, pursuant to the terms of this Agreement.

    (b) The Escrow Agent shall not be bound in any way by any of the terms of the Purchase Agreement or any other agreement between the parties other than this Agreement and shall be obliged only to hold and disburse amounts in the Indemnity Escrow Account in accordance with the terms of this Agreement.

    (c) The Escrow Agent need not inquire into the genuineness of the signatures on any document submitted to it and purporting to be executed by Buyer or Sellers or their counsel, and may rely upon any instrument or signature that the Escrow Agent believes in good faith to be genuine, and may assume that any person purporting to give any writing, notice, advice or instruction in connection with this Agreement has been duly authorized to give such writing, notice, advice or instruction. The Escrow Agent may act upon the advice of counsel in connection with the performance by it of its duties under this Agreement.

    (d) The Escrow Agent's fee for services rendered hereunder shall be as set forth on the attached schedule, which fee shall be shared equally by Buyer and Sellers.

    (e) The Escrow Agent shall not be liable for, and Buyer and Sellers hereby agree to hold harmless and indemnify the Escrow Agent against, any and all liability and all





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expenses incurred in defending against or otherwise dealing with any claim of liability or legal proceeding of any kind that may arise in connection with its acting as Escrow Agent under this Agreement, except such liabilities as may result from the Escrow Agent's wilful misconduct or negligence.

    (f) If the Escrow Agent shall be unable to act or shall resign as Escrow Agent hereunder, Buyer shall forthwith appoint a successor Escrow Agent ("Successor") reasonably satisfactory to Sellers. The Escrow Agent may at any time give written notice of its resignation to the other parties hereto. Such resignation shall take effect when the designated Successor accepts its appointment in writing. This Agreement may not be assigned by the Escrow Agent or any Successor without the prior written consent of the other parties hereto.

    8.  Miscellaneous.

    (a) This Agreement shall become effective on the date of execution and shall terminate on the date on which all principal and income in the Indemnity Escrow Account are disbursed in accordance with the terms of this Agreement and the Purchase Agreement.

    (b) All notices to be sent hereunder shall be in writing and delivered personally or mailed by certified mail, postage prepaid, return receipt requested (such mailed notice to be effective on the date such receipt is acknowledged) as follows:

    If to Sellers, addressed to:

    Bariston Associates, Inc.
    One International Place
    Boston, Massachusetts  02110
    Attn:  David A. Barry
    Fax No.:  617-330-8951

    with a copy to

    Stroock & Stroock & Lavan
    180 Maiden Lane
    New York, New York  10038
    Attn:  Martin Neidell, Esq.
    Fax No.:  212-806-6006





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    If to Buyer, addressed to:

    Metrocall, Inc.
    6677 Richmond Highway
    Alexandria, Virginia 22306
    Attn:  Vincent D. Kelly,
    Chief Financial Officer and Treasurer
    Fax No.:  703-768-9625

    With a copy to:

    Wilmer, Cutler & Pickering
    2445 M Street, N.W.
    Washington, D.C. 20037-1420
    Attn:  Thomas W. White, Esq.
    Fax No.:  202-663-6363

    If to Escrow Agent, addressed to:

    First Union National Bank of Virginia
    Corporate Trust Department, VA3279
    P.O. Box 26944
    Richmond, VA  23261
    Attn:  Dante Monakil
    Fax No.:  804-788-9661

    (c) The covenants, agreements, representations and warranties contained in or made pursuant to this Agreement shall survive the delivery of the amounts in the Indemnity Escrow Account by the Escrow Agent.

    (d) In the event that any provision of this Agreement shall be found to violate public policy or to be otherwise void or unenforceable, such finding shall not invalidate any other provision of this Agreement.

    (e) This Agreement may be executed in two or more counterparts, each of which shall constitute an original, but all of which, when taken together, shall constitute one instrument.

    (f) This Agreement may not be assigned by any party hereto without the consent of the other parties.





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    (g)  Any waiver by any party of any provision of this Agreement shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Agreement.

    (h) This Agreement shall be governed by and construed in accordance with the substantive laws of the State of Delaware, without reference to the principles of conflicts of laws.

    9. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.


              (REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK)





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  IN WITNESS WHEREOF, the parties have executed this Agreement as of the day first above written.


                       BUYER
                       -----

                       METROCALL, INC.

                       By: /s/ WILLIAM L. COLLINS, III       (Seal)
                          ----------------------------
                       Its: President and Chief Executive Officer
                           -----------------

                       SELLERS
                       -------

                       PAGE AMERICA GROUP, INC.

                       By: /s/ DAVID A. BARRY (Seal)
                          --------------------
                       Its: Chairman
                           -------------------

                       PAGE AMERICA OF NEW YORK, INC.

                       By: /s/ DAVID A. BARRY (Seal)
                          --------------------
                       Its: Chairman
                           -------------------

                       PAGE AMERICA OF ILLINOIS, INC.

                       By: /s/ DAVID A. BARRY (Seal)
                          --------------------
                       Its: Chairman
                           -------------------

                       PAGE AMERICA COMMUNICATIONS OF INDIANA, INC.

                       By: /s/ DAVID A. BARRY (Seal)
                          --------------------
                       Its: Chairman
                           -------------------

                       PAGE AMERICA OF PENNSYLVANIA, INC.

                       By: /s/ DAVID A. BARRY (Seal)
                          --------------------
                       Its: Chairman
                           -------------------





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                       ESCROW AGENT
                       ------------

                       FIRST UNION NATIONAL BANK OF VIRGINIA

                       By: /s/ JOHN M. TURNER     (Seal)
                          --------------------
                       Its: VICE PRESIDENT
                           -------------------





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